Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

WISA TECHOLOGIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

WiSA Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is WiSA Technologies, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), last amended by the certificate of amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 12, 2024.

THIRD: Article First of the Certificate of Incorporation is stricken in its entirety and is hereby amended and restated to read as follows:

“The name of the Corporation is Datavault AI Inc.”

FOURTH: This Certificate of Amendment has been duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the DGCL by the directors of the Corporation.

FIFTH: This Certificate of Amendment and the change of name of the Corporation contemplated herein shall become effective immediately.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 13th day of February 2025.

WISA TECHNOLOGIES, INC.

By:	/s/ Nathaniel Bradley
Name:	Nathaniel Bradley
Title:	Chief Executive Officer